Exhibit 5.1

Opinion of Wilson Sonsini Goodrich & Rosati, Professional Corporation

May 2, 2014

TearLab Corporation

9980 Huennekens St., Ste 100

San Diego, CA 92121

Re:     Registration Statement on Form S-8

Ladies and Gentlemen:

We have examined the Registration Statement on Form S-8 (the “Registration Statement”) to be filed by you with the Securities and Exchange Commission on or about the date hereof in connection with the registration under the Securities Act of 1933, as amended (the “Securities Act”), of an aggregate of 100,000 shares of your common stock (the “Common Stock”) issuable under the TearLab Corporation Nonstatutory Stock Option Agreement (the “Agreement”), which is to be entered into with Paul Smith as an inducement award under Rule 5635(c)(4) of the Nasdaq Listing Rules for accepting employment with you. Such shares of Common Stock are referred to herein as the “Shares.” As your counsel, we have examined the proceedings taken and are familiar with the proceedings proposed to be taken by you in connection with the issuance and sale of the Shares pursuant to the Agreement.

It is our opinion that, upon completion of the actions being taken, or contemplated by us as your counsel to be taken by you prior to the issuance of the Shares pursuant to the Registration Statement and the Agreement, the Shares will be legally and validly issued, fully-paid and non-assessable.

We consent to the use of this opinion as an exhibit to the Registration Statement, and further consent to the use of our name wherever appearing in the Registration Statement and any amendments thereto.

Sincerely, /s/ WILSON SONSINI GOODRICH & ROSATI, P.C. Wilson Sonsini Goodrich & Rosati, P.C.